AMENDMENT TO THE SERVICE/CONSULTING
AND
EMPLOYMENT AGREEMENTS

March 18, 2007

Board of Directors
American Surgical Holdings, Inc.
10039 Bissonnet #250
Houston, Texas 77036

Dear Board of Directors:

In reference to those certain Service/Consulting and Employment Agreements between ASA, Inc. and Zak Elgamal, Jaime Olmo-Rivas, Bland Chamberlain, and Jose Chapa, and their respective individual corporations (“Agreements”), these Agreements are hereby modified to confirm the understanding amongst the parties and the Company that the $3,000,000 termination payment set forth in the Service/Consulting Agreements shall only become due and payable in the circumstance where the Company, upon written unanimous resolution of all directors, terminated the Service/Consulting Agreements with the Company for reasons other than cause. In the event that any of the named parties (other than the Company) terminate such Agreement for any reason prior to the maturity of the Agreement or should the Agreements reach maturity of the then current term, the termination penalty is neither due nor payable by the Company. For purposes of these Agreements, Cause shall be defined as the conviction of the person for any felony criminal act. All other benefits, compensations, and terms set forth in such agreements shall remain in full force and effect.

It is also hereby agreed that the Employment Agreements between ASA, Inc. and Zak Elgamal, Jaime Olmo-Rivas, Bland Chamberlain, and Jose Chapa shall remain in force, in accordance with their individual terms and are not in any manner related to the Agreements set forth above. The laws of the State of Texas govern this amendment and the Service/Consulting and the Employment Agreements mentioned herein.

ACCEPTED AND AGREED TO BY:
AMERICAN SURGICAL HOLDINGS INC.

By:/s/ Zak Elgamal

ASH INC.

/s/ Zak Elgamal         /s/ Jaime Olmo-Rivas
ZAK ELGAMAL        JAIME OLMO-RIVAS

/s/ Jose Chapa        /s/ Bland Chamberlain
JOSE CHAPA     LAND CHAMBERLAIN